Exhibit 1 to Form 8-K dated
                                                December 11, 1998

                              FOR IMMEDIATE RELEASE

Lake Mary, FL - December 11, 1998 -- RECOTON CORPORATION (NASDAQ NATIONAL
MARKET: RCOT) announced that it has engaged today an underwriter to sell at least $100,000,000 of high yield subordinated debt or other securities of Recoton, as required pursuant to the terms of its agreement with its multibank credit facility lenders as previously reported. Any securities which may be offered or sold are not intended to be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Recoton Corporation is a global leader in the development, manufacturing and marketing of consumer electronic accessories, loudspeakers and car audio products. Recoton's more than 4,000 products feature highly functional accessories for audio, video, car audio, camcorder, multi-media/computer, home office, cellular and standard telephone, music and video game products and 900 MHz wireless technology headphones and speakers. They are sold under the AAMP(R), Ambico(R), Ampersand(TM), AR(R)AcoustIC Research(R), Discwasher(R), InterAct(R), Parsec(R), Peripheral(R), Performance(TM), Recoton(R), Rembrandt(R), Ross(TM), SoleControl(R), SoundQuest(R) and Stinger(R) brand names. The Company also produces and markets audio components, high fidelity loudspeakers, home theater speakers, and car audio speakers and components which are sold under the Advent(R), AR(R)/Acoustic Research(R), HECO(TM), Jensen(R), MacAudio(TM), Magnat(R), NHT(R) (Now Hear This), Phase Linear(R) and Recoton(R) brand names.

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such statements speak only as of the date made. Please refer to the Company's Form 10-K and other SEC filings.

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